EXHIBIT 99.7




SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

- ------------------------------------------:
                                          :
LISA JORGENSON DONIGER, Custodian for     :
Perrin Linda Doniger UTMA/DC,             :
LON GROSSMAN and LEE ROSENTHAL,           :       Index No.
                                          :
                             Plaintiffs,  :
                                          :
               -against-                  :
                                          :     CLASS ACTION
CAPITAL CITIES/ABC, INC., WALT DISNEY     :      COMPLAINT
CO., THOMAS S. MURPHY, ROBERT A. IGER,    :      95118819
JOHN B. FAIRCHILD, ROBERT P. BAUMAN,      :
NICHOLAS F. BRADY, WARREN E. BUFFETT,     :
DANIEL B. BURKE, FRANK T. CARY,           :
LEONARD H. GOLDENSON, FRANK S. JONES,     :
ANN DIBBLE JORDAN, JOHN H. MULLER,        :
JR., WYNDHAM ROBERTSON and M. CABELL      :
WOODWARD, JR.,                            : JURY TRIAL DEMANDED
                                          :
                             Defendants.  :
- ------------------------------------------:


          Plaintiffs, by their attorneys, allege upon information and belief, except as to paragraph 1 which is alleged upon knowledge, as follows:

                         THE PARTIES

          1. Plaintiffs are the owners of shares of the common stock of defendant Capital Cities/ABC, Inc. ("Cap
Cities" or the "Company") and have been the owners continuously of such shares since prior to the wrongs complained of herein.




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          2. Defendant Cap Cities is a corporation duly
existing and organized under the laws of the State of New York, with its principal offices located at 77 West 66th Street, New York, New York. The Company owns and operates television and radio stations, publishes newspapers and trade publications, and offers cable programming.

          3. As of April 28, 1995, there were over 150 million shares of the Company's common stock outstanding held by almost 9,700 shareholders of record.

          4. Defendant Thomas S. Murphy ("Murphy") is and at all times relevant hereto has been Chairman of the Board, President and Chief Executive Officer of Cap Cities.

          5. Defendant Robert A. Iger ("Iger") is and at all times relevant hereto was Cap Cities' President and Chief
Operating Officer, and a director of the Company.

          6. Defendant John B. Fairchild ("Fairchild") is and was at all relevant times an Executive Vice President and Director of Cap Cities.

          7. Defendants Robert P. Bauman, Nicholas F. Brady, Warren E. Buffett, Daniel B. Burke, Frank T. Cary, Leonard H. Goldenson, Frank S. Jones, Ann Dibble Jordan, John H. Muller, Jr., Wyndham Robertson and M. Cabell Woodward, Jr. were, at all relevant times, directors of Cap Cities.




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          8. The defendants referred to in paragraphs 4 and 5
above are collectively referred to herein as the "Individual
Defendants."

          9. Defendant Walt Disney Co. ("Disney") is a
Delaware corporation which is charged herein with aiding and abetting the breaches of fiduciary duties committed by the other defendants.

          10. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiffs and the other public stockholders of Cap Cities, and owe plaintiffs and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                  Class Action Allegations

          11. Plaintiffs bring this action on their own behalf and as a class action pursuant to CPLR ss. 901 on behalf of themselves and all Cap Cities securities holders or their successors in interest, similarly situated (the "Class"). Excluded from the class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

          12. This action is properly maintainable as a class action.



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          13. The class is so numerous that joinder of all
members is impracticable. As of April 28, 1995, there were approximately 150 million shares of Cap Cities common stock outstanding held by over 9,700 shareholders of record.

          14. There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class members. The common questions include, inter alia, the following:

          (a) whether defendants have taken all reasonable steps to enhance the value of Cap Cities as an acquisition candidate;

          (b) whether certain defendants have conflicts in seeking to maximize Cap Cities' attractiveness and value as an acquisition candidate;

          (c) whether Cap Cities' independent directors have taken all reasonable steps to neutralize any conflicts of interest among the Cap Cities Board;

          (d) whether plaintiffs and the other members of the class will be irreparably damaged if defendants fail to take all necessary steps to maximize the value of Cap
     Cities; and

          (e) whether defendants have breached, or aided and abetted the breach of, fiduciary and other common law



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     duties owed by them to plaintiffs and the other members
     of the class.

          15. The plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of plaintiffs are typical of the claims of the other members of the class and plaintiffs have the same interests as the other members of the class. Accordingly, plaintiffs are adequate representatives of the class and will fairly and adequately protect the interests of the class.

          16. Plaintiffs anticipate that there will be no difficulty in the management of this litigation.

          17. Defendants have acted on grounds generally applicable to the class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the class as a whole.

                   SUBSTANTIVE ALLEGATIONS

          18. Recently, there has been a renewed interest in the acquisition of broadcasting and cable properties such as Cap Cities. Westinghouse has recently expressed an interest in acquiring CBS, Inc. at a premium price of approximately 35% over its recent average trading price. In addition, recent regulatory activities have resulted in a change of regulations enhancing the attractiveness of cable



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operations such as Cap Cities' "ESPN," "Lifetime" and "A&E"
cable networks.

          19. Cap Cities' stock has not had an opportunity for these changed circumstances to be reflected in the stock price. In addition, Cap Cities' stock price has come under recent pressure, and recently declined from a high of $109-1/2 to $96 per share, as a result of earnings which barely missed analysts' expectations.

          20. On July 31, 1995, Cap Cities announced that its board had approved a "merger" with Disney wherein each Cap Cities shareholder would receive one Disney common share and $65 cash for each Cap Cities common share. On Friday, July 28, 1995, Disney stock closed at $56-7/8 and Cap Cities stock closed at $96-1/2 per share. The value of the transaction per each Cap Cities common share is approximately $121-7/8 constituting an approximately 23% premium over the market price. By comparison, CBS, Inc. may receive a premium of at least 33% over its market price despite the fact that CBS has none of the valuable cable properties which Cap Cities owns.

          21. There has been no announcement that Cap Cities was for sale and it does not appear that an independent committee of the Board was constituted to evaluate and recommend the transaction. Such a committee is essential to ensure the fair consideration of the public stockholders' rights in light of the dominance of Cap Cities' Board by two major shareholders, Warren Buffett and Thomas Murphy.

          22. Notwithstanding the announcement of definite merger terms, the consideration to be received by Cap Cities' stockholders is as yet indefinite and speculative because under the terms of the merger agreement, Cap Cities stockholders can elect to receive proportionately more cash or common stock than provided for in the exchange ratio, subject to proration if either the stock or cash portion is oversubscribed and subject to the option of Disney to increase the cash portion if requested by Cap Cities' shareholders.

          23. The independent director defendants, if any, have thus far failed to announce their participation in, or oversight of, discussions with potentially interested acquirers of Cap Cities and have failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value.

          24. The defendants have not, in accordance with their fiduciary duties:

          (a) acted independently so that the interests of Cap Cities' public shareholders would be protected;



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          (b) adequately ensured that no conflicts of
     interest exist or, if such conflicts exist, to ensure that all conflicts would be resolved in the best interests of Cap Cities' public shareholders; and

          (c) taken all appropriate steps to enhance Cap
     Cities' value and attractiveness as a merger acquisition, restructuring or recapitalization candidate.

          25. Because the individual defendants dominate and control the business and corporate affairs of Cap Cities, and are in possession of private corporate information concerning Cap Cities' assets, businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public stockholders of Cap Cities which makes it inherently unfair for them to pursue any proposed transaction which will benefit the interests of some large stockholders disproportionately to the exclusion of other means of maximizing stockholder value.

          26. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiffs and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of Cap Cities'


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valuable assets and businesses, and/or benefit them in the
unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

          27. Plaintiffs and the Class have no adequate remedy at law.


          WHEREFORE, plaintiffs demand judgment, as follows:

          A. Declaring this to be a proper class action;

          B. Ordering defendants to carry out their fiduciary duties to plaintiffs and the other members of the Class, including those of due care and candor;

          C. Rescinding any transactions effected by the defendants in an unfair manner and for an unfair price and in the event such transaction is consummated prior to trial, awarding rescissory damages;

          D. Enjoining the complained of transaction or any related transactions;

          E. Ordering defendants, jointly and severally, to pay to plaintiffs and the Class all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

          F. Ordering defendants, jointly and severally, to account to plaintiffs and the Class for all profits realized and to be realized by them as a result of the transaction complained of and pending such accounting to hold such


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profits in a constructive trust for the benefit of plaintiffs and the other members of the class;

          G. Awarding plaintiffs the costs and disbursements of the action, including allowance for plaintiffs' reasonable attorneys' and experts' fees; and

          H. Granting such other and further relief as may be just and proper in the premises.

Dated:  July 31, 1995


                              Yours, etc.

                              ABBEY & ELLIS
                              212 East 39th Street
                              New York, New York 10016
                              Telephone:  (212) 889-3700

                              SCHIFFRIN & CRAIG, LTD.
                              Three Bala Plaza East
                              Suite 500
                              Bala Cynwyd, Pennsylvania 19004
                              Telephone:  (215) 667-7706

                              FARUQI & FARUQI
                              415 Madison Avenue
                              New York, New York 10017
                              Telephone:  (212) 986-1074

                              ROBERT C. SUSSER, ESQ.
                              6 East 43rd Street
                              Suite 1900
                              New York, New York 10017
                              Telephone:  (212) 808-0298

                              Counsel for Plaintiffs